Exhibit 99.1

Aeglea BioTherapeutics Provides Corporate Update and Reports First Quarter 2017 Financial Results

Austin, Texas, May 9, 2017 - Aeglea BioTherapeutics, Inc., (NASDAQ: AGLE) a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer, today provided a corporate update and reported financial results for the first quarter ended March 31, 2017.

“AEB1102 remains the primary focus of our clinical and preclinical work across rare genetic diseases and cancer,” said David G. Lowe, Ph.D., chief executive officer of Aeglea. “We are especially pleased with recent preclinical data which demonstrated that AEB1102 was not immunosuppressive in combination with anti-PD-1 immune checkpoint inhibitors. We believe this opens a unique opportunity at the intersection of tumor metabolism and existing or emerging therapies in immuno-oncology.”

Recent Highlights

•

Presented preclinical data at the 2017 American Association of Cancer Research (AACR) Annual Meeting demonstrating that reducing systemic arginine with AEB1102 did not suppress the immune response induced by anti-PD-1 and anti-PD-L1, and exerted an additive anti-tumor and synergistic survival benefit.

•	Expanded research and development capabilities with the opening of an internal laboratory at Aeglea in Austin, TX.

Upcoming Events

•	David G. Lowe, Ph.D., chief executive officer of Aeglea, will present a corporate update at the UBS 2017 Global Healthcare Conference being held May 22 – 24, 2017 in New York City.

First Quarter 2017 Financial Results

At March 31, 2017, Aeglea had available cash, cash equivalents and marketable securities of $57.9 million. Based on Aeglea’s current operating plan, management believes that it has sufficient capital resources to fund anticipated operations through March 31, 2019.

Aeglea recognized grant revenues of $1.0 million in the first quarter of 2017, compared with $0.9 million in the first quarter of 2016. The grant revenues are the result of a $19.8 million research grant received from the Cancer Prevention and Research Institute of Texas (CPRIT). The increase was primarily due to higher qualifying expenditures associated with AEB1102 for grant-related clinical trials.

Research and development expenses totaled $4.9 million for the first quarter of 2017, compared with $3.6 million for the first quarter of 2016. The increase was primarily associated with hiring additional personnel to expand Aeglea’s internal regulatory, laboratory, and clinical development capabilities.

General and administrative expenses totaled $2.3 million for the first quarter of 2017, compared to $1.8 million in the first quarter of 2016. This increase was primarily due to additional compensation and personnel costs, and increased costs associated with operating as a public company.

Net loss totaled $6.2 million and $4.5 million for the first quarter of 2017 and 2016, respectively.

About Aeglea BioTherapeutics

Aeglea is a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer. The company’s engineered human enzymes are designed to modulate the extremes of amino acid metabolism in the blood to reduce toxic levels of amino acids in inborn errors of metabolism or target tumor metabolism for cancer treatment. AEB1102, Aeglea’s lead product candidate, is currently being studied in two ongoing Phase 1 clinical trials in patients with advanced solid tumors and acute myeloid leukemia/myelodysplastic syndrome (AML/MDS). Additionally, Aeglea is recruiting patients into its ongoing Phase 1/2 trial of AEB1102 for the treatment of patients with Arginase 1 Deficiency. The company is building a pipeline of additional product candidates targeting key amino acids, including AEB4104, which degrades homocystine, a target for an inborn error of metabolism, as well as two potential treatments for cancer, AEB3103, which degrades cysteine, and its oxidized form cystine, and AEB2109, which degrades methionine. For more information, please visit http://aegleabio.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials and related data, success in our collaborations and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:
Kelly Boothe, Ph.D.

Pure Communications

415.946.1076

media@aegleabio.com

Investor Contact:
Charles N. York II

Chief Financial Officer

Aeglea BioTherapeutics

investors@aegleabio.com

Financials

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,801	$47,748
Marketable securities	41,067	15,754
Accounts receivable - grant	981	1,215
Prepaid expenses and other current assets	1,456	1,707
Total current assets	60,305	66,424
Property and equipment, net	822	599
Other non-current assets	140	40
TOTAL ASSETS	$61,267	$67,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$267	$168
Deferred revenue	51	71
Accrued and other current liabilities	3,639	3,726
Total current liabilities	3,957	3,965
Other non-current liabilities	127	132
TOTAL LIABILITIES	4,084	4,097

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of March 31, 2017 and December 31, 2016; no shares issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of March 31, 2017 and December 31, 2016; 13,452,260 shares and 13,430,833 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	1	1
Additional paid-in capital	108,743	108,246
Accumulated other comprehensive loss	(37)	(4)
Accumulated deficit	(51,524)	(45,277)
TOTAL STOCKHOLDERS’ EQUITY	57,183	62,966
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$61,267	$67,063

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues:
Grant	$982	$859

Operating expenses:
Research and development	4,949	3,596
General and administrative	2,364	1,830
Total operating expenses	7,313	5,426
Loss from operations	(6,331)	(4,567)

Other income (expense):
Interest income	95	26
Other expense, net	(11)	(6)
Total other income	84	20
Net loss	$(6,247)	$(4,547)

Net loss per share, basic and diluted	$(0.47)	$(7.10)
Weighted-average common shares outstanding, basic and diluted	13,365,823	640,699